Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement (“Agreement”) is entered into by and between Endeavour International Corporation (the “Company”), a Nevada corporation, and Mr. John N. Seitz (“Mr. Seitz”).

WHEREAS, the Company and Mr. Seitz entered into a Consulting Agreement (“Consulting Agreement”) as of October 9, 2006; and

WHEREAS, the Company and Mr. Seitz desire to terminate the Consulting Agreement on the terms and conditions set forth in this Agreement;

NOW THEREFORE, the parties hereto agree as follows:

1. Termination of Agreement. The Consulting Agreement will terminate as of November 30, 2007. The compensation provided for in the Consulting Agreement will be payable through November 30, 2007 and not thereafter.

2. Effect of Agreement. The parties agree that nothing in this Agreement or the termination of the Consulting Agreement will result in an acceleration of the vesting of Mr. Seitz’s existing stock options or restricted stock outstanding under existing stock option agreements and restricted stock agreements. The existing stock options and restricted stock shall continue to vest upon the schedules provided for under such agreements through January 2, 2008 but not thereafter; all stock options and restricted stock existing under such agreements not vesting by January 2, 2008 shall be cancelled.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

4. Arbitration. Either party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. If the parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each party selecting one arbitrator and the two arbitrators so selected selecting a third arbitrator. The findings of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in any court having jurisdiction. The findings of the arbitrator(s) shall not be subject to appeal to any court, except as otherwise provided by applicable law. The arbitrator(s) may, in his or her (or their) own discretion, award legal fees and costs to the prevailing party.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of November 29, 2007.

ENDEAVOUR INTERNATIONAL CORPORATION

By:

/s/ H. Don Teague
H. Don Teague
Executive Vice President

/s/ John N. Seitz
John N. Seitz